Exhibit 5.1

250 VESEY STREET ● NEW YORK, NEW YORK 10281.1047

TELEPHONE: +1.212.326.3939 ● FACSIMILE: +1.212.755.7306

May 15, 2018

Calyxt, Inc.

600 County Road D.W., Suite 8

New Brighton, Minnesota 55112

Re:     Registration Statement on Form S-1 Filed by Calyxt, Inc.

Ladies and Gentlemen:

We have acted as counsel for Calyxt, Inc., a Delaware corporation (the “Company”), in connection with the public offering and sale by the Company of up to 3,507,500 shares of common stock (the “Shares”), par value $0.0001 per share, pursuant to the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company and Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and Jefferies LLC, acting as the representatives of the several underwriters to be named in Schedule A thereto.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

ALKHOBAR ● AMSTERDAM ● ATLANTA ● BEIJING ● BOSTON ● BRISBANE ● BRUSSELS ● CHICAGO ● CLEVELAND ● COLUMBUS ● DALLAS DETROIT ● DUBAI ● DÜSSELDORF ● FRANKFURT ● HONG KONG ● HOUSTON ● IRVINE ● JEDDAH ● LONDON ● LOS ANGELES ● MADRID MEXICO CITY ● MIAMI ● MILAN ● MINNEAPOLIS ● MOSCOW ● MUNICH ● NEW YORK ● PARIS ● PERTH ● PITTSBURGH ● RIYADH ● SAN DIEGO SAN FRANCISCO ● SÃO PAULO ● SHANGHAI ● SILICON VALLEY ● SINGAPORE ● SYDNEY ● TAIPEI ● TOKYO ● WASHINGTON

May 15, 2018

Very truly yours,

/s/ Jones Day